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                      February 16, 2021

       Mark S. Cosby
       Chief Executive Officer
       The Michaels Companies, Inc.
       8000 Bent Branch Drive
       Irving, Texas 75063

                                                        Re: The Michaels
Companies, Inc.
                                                            Form 10-K for the
Fiscal Year Ended February 1, 2020
                                                            Filed March 27,
2020
                                                            File No. 001-36501

       Dear Mr. Cosby:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services